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                                                                    Exhibit 10.6

                       AMENDMENT TO EMPLOYMENT AGREEMENT

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the employment agreement, dated September 23, 1992 (the "Employment Agreement"), between Ringer Corporation, a Minnesota corporation (the "Company"), and Stanley Goldberg, an individual resident of Eden Prairie, Minnesota ("Executive"), is hereby amended as follows:

     1.   Base Salary.  Section 4.01 of the Employment Agreement is amended to
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provide that the base salary  payable to Executive for each year during the term of the Employment Agreement shall, effective as of February 1, 1998, be increased to $200,000 per year.  Section 4.01 shall also be amended by revising
the last sentence of section 4.01 to read as follows:   "The base salary payable
to Executive during each subsequent year during the term of this agreement shall be mutually agreed upon by the Company and Executive prior to the commencement of each such year, but in no event shall the base salary for any year be less than the base salary for the previous year."

     2.   Severance Payments.   (a)  Section 8.02 of the Employment Agreement is
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hereby amended in its entirety and shall hereafter read as follows:

          "8.02  Severance Payments.  (a)  If Executive's employment with the
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     Company is terminated by the Company pursuant to subsection 8.01(d), the
     Company shall use its best efforts to assist Executive in obtaining new employment and, in furtherance of such commitment, shall provide Executive with up to $12,000 in out-placement services. Subject to the provisions of subsection (b) of this section 8.02, in such event, the Company shall also pay to Executive, as severance pay, (i) his base monthly salary for a period of thirty-six (36) months after the date of termination of employment, and (ii) an amount equal to the average bonus paid to Executive for the three (3) years immediately prior to the year of termination of employment, and shall continue to provide health insurance benefits for Executive (or, at the Company's option, to reimburse Executive for the cost to him of maintaining comparable health insurance benefits) for a period of twelve (12) months after the date of termination of employment. The base salary payments shall continue to be made on a monthly basis. The bonus payment shall be paid to Executive in one (l) lump sum within thirty days after the date of termination.

          (b)    Notwithstanding the provisions of subpart (a) of this section

     8.02, if Executive obtains subsequently obtains other full-time employment, the amount of the compensation he receives from such other employment from and after the date which is eighteen (18) months after the date of termination of employment shall be offset against the Company's obligations under this section 8.02.

          (c)    If Executive voluntarily leaves the employment of the Company,

     or his employment is terminated pursuant to subsection 8.01(a), 8.01(b) or 8.01(c), his right to base salary and benefits shall immediately terminate, except as may otherwise be required by applicable law.

          (d)    If Executive's employment by the Company terminates within six

     (6) months of the end of any fiscal year of the Company, Executive shall also be entitled to receive a pro rata portion (based on the number of days of employment during that fiscal year) of any bonus payment that would have been payable to him for that fiscal year pursuant to section 4.02 if he had been in the

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     employ of the Company for the full fiscal year. No bonus will be payable to
     Executive with respect to any fiscal year in which he was employed by the Company for less than six (6) months or with respect to any fiscal year after the fiscal year in which his employment terminated."

     (b) Section 8.04 of the Employment Agreement is hereby amended in its entirety and shall hereafter read as follows:

          "8.04  Sale Bonus.  (a)  If, during the term of this agreement, (i)
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     the Company sells substantially all of its assets or (ii) a sale or merger transaction involving the Company occurs under circumstances in which the members of the Company's Board of Directors at the time of such sale or merger do not constitute a majority of the Company's Board of Directors after such sale or merger (a "Sale Event"), the Company shall pay to Executive, as a sale bonus, an amount equal to the sum of (A) three hundred percent (300%) of his annual base salary on the date of the Sale Event, and
     (B) the average bonus paid to Executive for the three (3) years immediately preceding the date of the Sale Event (the "Sale Bonus"). The Sale Bonus shall be payable to Executive in cash in one lump sum concurrently with the closing of the Sale Event.

          (b) The Company shall also continue to provide health insurance benefits for Executive (or, at the Company's option, to reimburse Executive for the cost to him of maintaining comparable health insurance benefits) for a period of twelve (12) months after the date of the Sale Event."

     3.   Ratification.  As modified by sections 1 and 2 of this amendment
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agreement, the Employment Agreement is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, The Company and Executive have executed this amendment agreement as of this 5th day of December, 1997.

                              RINGER CORPORATION


                              By
                                 Gordon F. Stofer, authorized signatory


                                               Stanley Goldberg

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